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PRICING SUPPLEMENT NO. 6                        FILED PURSUANT TO RULE 424(b)(3)
DATED MAY 16, 2002 TO                           REGISTRATION NO. 333-65886
PROSPECTUS DATED AUGUST 9, 2001
AND PROSPECTUS SUPPLEMENT DATED DECEMBER 13, 2001

                      AMERICAN GENERAL FINANCE CORPORATION
                           MEDIUM-TERM NOTES, SERIES G
                                 (FLOATING RATE)
                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

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
Principal Amount:   $50,000,000                            Original Issue Date:  May 29, 2002
Agents' Discount or Commission:  $89,500                   Stated Maturity:   January 31, 2005
Net Proceeds to Issuer:    $49,910,500                     Interest Rate:  3-Month LIBOR + 22 bps
Form:  [x] Book Entry [ ] Certificated                     CUSIP No.:  02635PRM7

       The notes are being placed through or purchased by the Agents listed below:

J.P. Morgan Securities Inc.   $50,000,000   Capacity:   [x] Agent  [ ] Principal

If as Agent:               The notes are being offered at a fixed initial public
                           offering price of 100% of principal amount.

If as Principal:   [ ]     The notes are being offered at varying prices related
                           to prevailing market prices at the time of resale.

                   [ ] The notes are being offered at a fixed initial public offering price of ___% of principal amount.

Initial Interest Rate:     To be determined

Interest Reset Dates:      Quarterly on the 29th day of      INTEREST RATE BASIS
                           each February, May, August and    OR BASES:
                           November, commencing August 29,
                           2002

Interest Payment Dates:    Quarterly on the 29th day of      [ ] CD Rate
                           each February, May, August and    [ ] CMT Rate
                           November, commencing August 29,
                           2002.  The last payment is to
                           be made on January 31, 2005.

Regular Record Dates:      15 calendar days prior to each       [ ] CMT Telerate
                           Interest Payment Date                    Page 7051

Spread (+/-):   +22 bps                                         [ ] CMT Telerate
                                                                    Page 7052

Spread Multiplier:   N/A                                           [ ] One-Week
                                                                       Average
                                                                       Yield

Maximum Interest Rate:  N/A                                        [ ] One-Month
                                                                       Average
                                                                       Yield

Minimum Interest Rate:   N/A

Index Maturity:  3-month                                       [ ]  Commercial
                                                                    Paper Rate

                                                               [ ]  Eleventh
                                                                    District
                                                                    Cost of
                                                                    Funds Rate

INTEREST CALCULATION:                                         [ ]   Federal
                                                                    Funds Rate
[x] Regular Floating Rate Note:                               [x]   LIBOR

[ ] Floating Rate/Fixed Rate Note                                   [ ] LIBOR
                                                                        Reuters
                Fixed Rate Commencement Date:                       [x] LIBOR
                                                                        Telerate
                Fixed Interest Rate:                          [ ]   Prime Rate

[ ] Inverse Floating Rate Note                                [ ]   Treasury
                                                                    Rate
    Fixed Interest Rate:                                      [ ]   Other ______

Redemption Provisions:

[x] The notes cannot be redeemed prior to the Stated Maturity.

[ ] The notes may be redeemed prior to the Stated Maturity.
                   Initial Redemption Date:
                   Initial Redemption Percentage:   ___%
                   Annual Redemption Percentage Reduction:  ___%

Optional Repayment Provisions:
[x] The notes cannot be repaid prior to the Stated Maturity.
[ ] The notes can be repaid prior to the Stated Maturity at the option of the holder of the notes. Optional Repayment Date(s):

Other Provisions:  None.

We are offering the notes on a continuing basis through Banc of America Securities LLC, Banc One Capital Markets, Inc., Goldman, Sachs & Co., JPMorgan, Morgan Stanley, Salomon Smith Barney and Wachovia Securities, as agents, each of which has agreed to use its reasonable efforts to solicit offers to purchase notes. We may also accept offers to purchase notes through other agents. See "Plan of Distribution" in the accompanying prospectus supplement. To date, including the notes described by this pricing supplement, we have accepted $1,300,000,000 aggregate principal amount of offers to purchase notes.
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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined if the prospectus, the prospectus supplement or this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.